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                                                                 EXHIBIT 10.30



                              AUSPEX SYSTEMS, INC.

                      CHANGE OF CONTROL SEVERANCE AGREEMENT

        This Change of Control Severance Agreement (the "Agreement") is made and entered into by and between Bruce N. Moore (the "Employee") and Auspex Systems, Inc., a Delaware corporation (the "Company"), effective as of June 16 1999 (the "Effective Date").

                                 R E C I T A L S

        A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

        B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

        C. The Board believes that it is imperative to provide the Employee with certain severance benefits upon Employee's termination of employment following a Change of Control which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

        D. The Board also wishes to provide Employee with certain severance benefits in the event of his termination of employment under certain circumstances not associated with a Change of Control.

        E. Certain capitalized terms used in the Agreement are defined in 6 below.

        The parties hereto agree as follows:

        1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

        2. At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available

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in accordance with the Company's established employee plans and practices or pursuant to other agreements with the Company.

     3. Severance Benefits.

        (a) Severance Benefits Associated with a Change of Control. If the Employee's employment terminates after a Change of Control under the circumstances described below in this Section 3(a), the Employee shall be entitled to the benefits set forth in this Section 3(a):

               (i) Termination of Employment under Certain Circumstances Immediately Following Change of Control. If, within thirty (30) days after a Change of Control, the Employee's employment is (A) voluntarily terminated by Employee for Good Reason (as defined herein), (B) involuntarily terminated by the Company other than for Cause (as defined herein) or (C) terminated due to Employee's death or "permanent and total disability" (as such term is defined under Internal Revenue Code Section 22(e)(3) or its successor provision), the Employee shall receive severance pay in the form of equal monthly payments yielding in aggregate an amount equal to one hundred fifty percent (150%) of the Employee's Annual Compensation (as defined herein).

               (ii) Additional Severance Pay for Extended Service. If requested to remain as an employee of the Company following a Change of Control and Employee elects to do so, and if Employee's employment thereafter terminates for any of the reasons specified in paragraph 3(a)(i) above, the Employee shall be entitled to receive severance pay in the form of (A) monthly payments yielding in aggregate an amount equal to one hundred fifty percent (150%) of the Employee's Annual Compensation plus (B) one additional such monthly payment for each month of continued employment following the Change of Control, up to a maximum of twelve (12) additional payments, plus (C) a pro rata portion of the bonus that would otherwise be payable to Employee for the year in which termination occurs based on the number of full calendar months of his employment subsequent to the Change of Control.

     (b) Severance Benefits upon Termination of Employment not Associated with a Change of Control. If the Employee's employment is terminated prior to a Change of Control (as defined herein) or more than twenty-four (24) months after a Change of Control for any of the reasons set forth below in this paragraph 3(b), then the Employee shall be entitled to receive severance pay in the form of equal monthly payments yielding in aggregate an amount equal to one hundred fifty percent (150%) of the Employee's Annual Compensation (as defined herein), plus a pro rata portion of the bonus that would otherwise be payable to Employee for the year in which termination occurs based on the number of full calendar months of his employment during the fiscal year in which termination occurs. A termination of employment for any of the following reasons shall trigger the severance benefits specified in this paragraph 3(b):
(A) voluntarily termination of employment by Employee for Good Reason (as defined herein); (B) involuntarily termination of employment by the Company other than for Cause (as defined herein); or (C) termination of employment due to Employee's death or "permanent and total disability" (as such term is defined under Internal Revenue Code Section 22(e)(3) or its successor provision).


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     (c) Timing of Severance Payments. Any severance payments to which
Employee is entitled under this Section 3 shall be paid by the Company to the Employee (or to the Employee's successors in interest, pursuant to Section 7(b)) in cash installments with each installment being paid on or before the end of each month-long period following the Termination Date (e.g. on each monthly "anniversary" of the Termination Date).

     (d) Medical Benefits. Employee shall be entitled to payment of Employee's Consolidated Budget Reconciliation Act of 1985 ("COBRA") premiums (the "Company-Paid Coverage") in the event Employee becomes entitled to receive severance payments under either paragraph 3(a) or 3(b) above. If Employee's health insurance coverage included Employee's dependents immediately prior to the termination of employment, such dependents shall also be covered at Company's expense. Company-Paid Coverage shall continue until the earlier of:
(a) the end of the Applicable Coverage Period (as defined below) or (b) the date Employee becomes eligible for coverage under another employer's health insurance plan. For purposes of Title X of COBRA, the date of the "qualifying event" for Employee and his dependents shall be the date upon which Employee's employment terminates. The "Applicable Coverage Period" for purposes of this Section 3(b)(iii) shall mean the period during which Employee receives severance payments under either paragraph 3(b)(i) or 3(b)(ii).

     (e) Voluntary Resignation other than for Good Reason; Termination
For Cause. If the Employee's employment terminates by reason of the Employee's voluntary resignation other than for Good Reason, or if the Employee is terminated involuntarily by the Company for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and practices or pursuant to other agreements with the Company.

     (f) Contingent Obligations. The Company's obligation to pay the severance payments, or any portion thereof remaining unpaid, set forth in this
Section 3 and pay the Company-paid Coverage set forth in Section 3(d) shall terminate immediately in the event that Employee breaches any of Employee's obligations set forth in Section 9 below.

        4. Attorney Fees, Costs and Expenses. The Company shall promptly reimburse Employee, on a monthly basis, for the reasonable attorney fees, costs and expenses incurred by the Employee in connection with any action brought by Employee to enforce his rights hereunder, regardless of the outcome of the action

        5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute "parachute payments" within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code of 1986, as amended or replaced (the "Code") and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (the "Excise Tax"), then the Employee's severance benefits hereunder
Section 3 shall be either

           (a) delivered in full, or

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               (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under the Excise Tax. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing in good faith by the accounting firm serving as the Company's independent public accountants immediately prior to the Change of Control (the "Accountants"). In the event of a reduction in benefits hereunder, the Employee shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.


        6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

        (a) Annual Compensation. "Annual Compensation" means an amount equal to the sum of Employee's (i) annual Company salary at the highest rate in effect in the twelve months immediately preceding the Change of Control, and (ii) 100% of the Employee's annual target bonus as in effect immediately prior to the Change of Control.

        (b) Cause. "Cause" shall mean either (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee's conviction of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, or (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company's belief that the Employee has not substantially performed his duties, continued substantial violations by the Employee of the Employee's obligations to the Company which are demonstrably willful and deliberate on the Employee's part.

        (c) Change of Control. "Change of Control" means the occurrence of any of the following events:

               (1) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act) ("Beneficial Owner"), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

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               (2) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination;

               (i) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls the Company or controls such surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or the entity that controls the Company or controls such surviving entity outstanding immediately after such merger or consolidation; or

               (ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

        (d) Good Reason. "Good Reason" shall mean (i) without the Employee's express written consent, a material reduction of the Employee's duties, title, authority or responsibilities, relative to the Employee's duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of Auspex remains as such following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall not constitute "Good Reason;" (ii) without the Employee's express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee's overall benefits package is materially reduced; (v) the relocation of the Employee to a facility or a location more than thirty (30) miles from the Employee's then present location, without the Employee's express written consent; (vi) any purported termination of the Employee by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 7(a) below; or (viii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the Employee.

        (e) Termination Date. "Termination Date" shall mean (i) if this Agreement is terminated by the Company for Disability, thirty (30) days after notice of termination is given to the Employee (provided that the Employee shall not have returned to the performance of the Employee's duties on a full-time basis during such thirty (30)-day period), (ii) if the Employee's employment is terminated by the Company for any other reason, the date on which a notice of termination is given,

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provided that if within thirty (30) days after the Company gives the Employee notice of termination, the Employee notifies the Company that a dispute exists concerning the termination or the benefits due pursuant to this Agreement, then the Termination Date shall be the date on which such dispute is finally determined, either by mutual written agreement of the parties, or a by final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), or (iii) if the Agreement is terminated by the Employee, the date on which the Employee delivers the notice of termination to the Company.

        7. Successors.

        (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

        (b) Employee's Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        8. Notice.

        (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

        (b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

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        9. Employee Obligations. Notwithstanding any other obligations of
Employee to Company following his termination from the Company and pursuant to any other agreements, Employee hereby agrees that he shall be bound by the following restrictions for a period of two (2) years from the Termination Date:

        (a) Non-Solicitation.

               (i) Employee agrees that he shall not either directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause an employee to leave their employment either for Employee or for any other entity or take any action which is intended to induce any independent contractor, customer or supplier of the Company to terminate his, her or its relationship with the Company; and

               (ii) Employee agrees that he shall not interfere in any manner that is injurious to the Company with the contractual or employment relationship between the Company or any affiliated corporation and any employee, independent contractor, customer or supplier of the Company or any affiliated corporation.

        (b) Non Disparagement. The Employee agrees to refrain from any defamation, libel or slander of the Company, or tortious interference with the contracts and relationships of the Company.

        (c) Non-Competition. The Employee shall not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in the "Restricted Business" in a "Restricted Territory" (as such terms are defined below). It is agreed that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation, or (ii) any stock owned as of the date hereof by Employee shall not constitute a violation of this provision. As used in this Section 9(c), the term "Restricted Business" means any business involving [the development, distribution and support of network file/data servers and/or network data management products] conducted or proposed to be conducted by the Company or any of its subsidiaries at the time Employee's employment with the Company terminates, and "Restricted Territory" means the [counties, cities or states of the United States of America].

        Employee represents that he (i) is familiar with the covenants not to solicit, not to disparate and not to compete, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

      10. Miscellaneous Provisions.

        (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

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        (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

        (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof except for the third paragraph of the offer letter (the "Offer Letter") between the Company and Employee dated June 7, 1995, which is hereby cancelled and superceded in its entirety. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same.

        (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

        (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

        (f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes to the extent required by law.

        (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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        WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY                                AUSPEX SYSTEMS, INC.

                                    By:
                                       --------------------------------------
                                       R. Stephen Cheheyl

                                    By:
                                       --------------------------------------
                                       W. Frank King, Ph.D.

                                    By:
                                       --------------------------------------
                                       Dorothy Krier, Vice President,
                                       Human Resources

EMPLOYEE
                                       --------------------------------------
                                       Bruce N. Moore

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